Exhibit 99.1

NEXGEL Reports First Quarter 2024 Revenue of $1.27 Million, an Increase of 104% Year-Over-Year

LANGHORNE, Pa. – May 13, 2024 – NEXGEL, Inc. (“NEXGEL” or the “Company”) (NASDAQ: “NXGL”), a leading provider of ultra-gentle, high-water-content hydrogel products for healthcare and consumer applications, today announced its financial results for the first quarter ended March 31, 2024.

Adam Levy, NEXGEL’s Chief Executive Officer, commented, “Following a record year of growth in 2023, I am pleased to report our first quarter financial results that demonstrate steady growth year-over-year and preparedness for significant growth levers we expect in 2024. Revenue for the quarter grew 104% year-over-year driven by growth in both contract manufacturing and consumer branded product business segments of approximately 58% and 178%, respectively. In the first quarter and into the second quarter of this year we are investing for the growth we expect in the back half of this year. We are nearly complete with the capacity expansion of our facility in Texas along with installation of state-of-the art equipment in preparation for product launches with Abbvie and others. Additionally, we expect to launch our first batch of consumer branded products in Europe and are in the final stages of receiving the proper certifications to do so. We have a lot to be excited about regarding our future growth opportunities at NEXGEL.”

First Quarter 2024 Financial Highlights

For the quarter ended March 31, 2024, revenue totaled $1.27 million, an increase of $646,000, or 104%, as compared to $620,000 for the quarter ended March 31, 2023. The increase in revenue was driven by sales growth in contract manufacturing of approximately 58% and branded products of 178%.

Gross profit totaled $277,000 for the three months ended March 31, 2024, compared to a gross profit loss of $57,000 for the three months ended March 31, 2023. The increase of $334,000 in gross profit year-over-year was primarily due to the increase in consumer branded products.

Gross profit margin for the first quarter of 2024 was 21.9% compared to a negative gross margin for the first quarter of 2023 of 9.2% and a gross profit margin of 14.6% in the fourth quarter of 2023.

Cost of revenues increased by $312,000, or 46.1%, to $989,000 for the three months ended March 31, 2024, as compared to $677,000 for the three months ended March 31, 2023. The increase in cost of revenues is primarily aligned with the new product line growth and an increase in compensation and benefits with the increase in revenue growth.

Selling, general and administrative expenses increased by $349,000 or 43.8%, to $1.1 million for the three months ended March 31, 2024, as compared to $797,000 for the three months ended March 31, 2023. The increase in selling, general and administrative expenses is primarily attributable to an increase in advertising, marketing and Amazon fees, professional and consulting fees, and of compensation and benefits expense.

Research and development expenses decreased by $27,000 to $2,000 for the three months ended March 31, 2024, from $29,000 for the three months ended March 31, 2023.

Net loss for the three months ended March 31, 2024, was $905,000 as compared to a net loss of 807,000 in the three months ended March 31, 2023.

As of March 31, 2024, the Company had a cash balance of $2.4 million, which includes an approximate $1 million registered direct offering led by insiders. During the quarter, there was a net usage of cash for investment due to several non-recurring key strategic investments and acquisition costs.

As of March 31, 2024, NEXGEL had 6,227,624 shares of common stock outstanding.

First Quarter 2024 Financial Results Conference Call

Date: May 13, 2024

Time: 4:30 P.M. ET

Live Call: + 1-800-343-5419 (U.S. Toll Free) or + 1-203-518-9731 (International)

Webcast: Events and Presentations

For interested individuals unable to join the conference call, a replay will be available through May 27, 2024, by dialing + 1-844-512-2921 (U.S. Toll Free) or + 1-412-317-6671 (International). Participants must use the following code to access the replay of the call: 11155952. An archived version of the webcast will also be available for 90 days.

About NEXGEL, INC.

NEXGEL is a leading provider of healthcare, beauty, and over-the-counter (OTC) products including ultra-gentle, high-water-content hydrogels. Based in Langhorne, Pa., the Company has developed and manufactured electron-beam, cross-linked hydrogels for over two decades. NEXGEL brands include Silverseal, Hexagels, Turfguard, Kenkoderm, and Dermablock. Additionally, NEXGEL has strategic contract manufacturing relationships with leading consumer healthcare companies.

Forward-Looking Statement

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (which Sections were adopted as part of the Private Securities Litigation Reform Act of 1995). Statements preceded by, followed by or that otherwise include the words “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “project,” “prospects,” “outlook,” and similar words or expressions, or future or conditional verbs, such as “will,” “should,” “would,” “may,” and “could,” are generally forward-looking in nature and not historical facts. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the Company’s actual results, performance, or achievements to be materially different from any anticipated results, performance, or achievements for many reasons. The Company disclaims any intention to, and undertakes no obligation to, revise any forward-looking statements, whether as a result of new information, a future event, or otherwise. For additional risks and uncertainties that could impact the Company’s forward-looking statements, please see the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, including but not limited to the discussion under “Risk Factors” therein, which the Company filed with the SEC and which may be viewed at http://www.sec.gov/.

Investor Contacts:

Valter Pinto, Managing Director

KCSA Strategic Communications

212.896.1254

valter@kcsa.com

NEXGEL, INC

CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF MARCH 31, 2024 AND DECEMBER 31, 2023

(Unaudited)

(in thousands, except share and per share data)

	March 31, 2024	December 31, 2023
ASSETS:
Current Assets:
Cash	$2,419	$2,700
Accounts receivable, net	739	633
Inventory	1,369	1,319
Prepaid expenses and other current assets	336	400
Total current assets	4,863	5,052
Goodwill	1,128	1,128
Intangibles, net	302	326
Property and equipment, net	2,194	1,499
Operating lease - right of use asset	1,803	1,855
Other assets	95	95
Total assets	$10,385	$9,955

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$1,053	$1,233
Accrued expenses and other current liabilities	111	398
Deferred revenue	250	20
Current portion of note payable	87	80
Warrant liability	255	146
Contingent consideration liability	439	439
Financing lease liability, current portion	55	-
Operating lease liabilities, current portion	233	233
Total current liabilities	2,483	2,549
Operating lease liabilities, net of current portion	1,682	1,727
Financing lease liability, net of current portion	352	-
Notes payable, net of current portion	663	513
Total liabilities	5,180	4,789

Commitments and Contingencies (Note 15)	-	-

Preferred stock, par value $0.001 per share, 5,000,000 shares authorized, no shares issued and outstanding	-	-
Common stock, par value $0.001 per share, 25,000,000 shares authorized; 6,227,624 and 5,741,838 shares issued and outstanding as of March 31, 2024 and December 31, 2023, respectively	6	6
Additional paid-in capital	20,350	19,406
Accumulated deficit	(15,568)	(14,715)
Total NexGel stockholders’ equity	4,788	4,697
Non-controlling interest in joint venture	417	469
Total stockholders’ equity	5,205	5,166
Total liabilities and stockholders’ equity	$10,385	$9,955

NEXGEL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE THREE MONTHS ENDED MARCH 31, 2024 AND 2023

(Unaudited)

(in thousands, except share and per share data)

	Three months ended
	March 31,
	2024	2023
Revenues, net	$1,266	$620

Cost of revenues	989	677

Gross margin (loss)	277	(57)

Operating expenses
Research and development	2	29
Selling, general and administrative	1,146	797
Total operating expenses	1,148	826

Loss from operations	(871)	(883)

Other income (expense)
Interest income (expense), net	(15)	(1)
Changes in fair value of warrant liability and warrant modification expense	(53)	66
Gain on investment in marketable securities	34	7
Other income	—	4
Total other income (expense), net	(34)	76
Loss before income taxes	(905)	(807)
Income tax expense	—	—
Net loss	(905)	(807)
Less: Income (loss) attributable to non-controlling interest in joint venture	(52)	7
Net loss attributable to NexGel stockholders	$(853)	$(814)
Net loss per common share - basic	$(0.14)	$(0.15)
Net loss per common share - diluted	$(0.14)	$(0.15)
Weighted average shares used in computing net loss per common share - basic	5,982,062	5,586,326
Weighted average shares used in computing net loss per common share – diluted	5,982,062	5,586,326

NEXGEL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE THREE MONTHS ENDED MARCH 31, 2024 AND 2023

(Unaudited)

(in thousands)

	Three Months Ended March 31,
	2024	2023
Operating Activities
Net loss	$(853)	$(814)
Adjustments to reconcile net loss to net cash used in operating activities:
Income (loss) attributable to non-controlling interest in joint venture	(52)	7
Depreciation and amortization	62	31
Share-based compensation and restricted stock vesting	54	24
Gain on investment in marketable securities	(34)	7
Changes in fair value of warrant liability	53	(66)
Amortization of right of use asset	52	49

Changes in operating assets and liabilities:
Accounts receivable	(106)	(158)
Inventory	(50)	(466)
Prepaid expenses and other assets	64	11
Accounts payable	(180)	722
Accrued expenses and other current liabilities	(287)	(18)
Deferred revenue	230	—
Operating lease liability	(45)	(38)
Net Cash Used in Operating Activities	(1,092)	(709)

Investing Activities
Proceeds from sales of marketable securities	34	485
Capital expenditures	(152)	(88)
Net Cash Provided by (Used in) Investing Activities	(118)	397

Financing Activities
Proceeds from rights offering, net of expenses	946	—
Principal payment on financing lease liability	(9)	—
Principal payments of notes payable	(8)	(2)
Net Cash Provided by (Used in) Financing Activities	929	(2)
Net Decrease in Cash	(281)	(314)
Cash – Beginning of period	2,700	1,101
Cash – End of period	$2,419	$787
Supplemental Disclosure of Cash Flows Information
Cash paid during the year for:
Interest	$10	$—
Taxes	$—	$—

Supplemental Non-cash Investing and Financing activities
Property and equipment financed under notes payable	$165	$—
Property and equipment financed under financing leases	$416	$—
Property and equipment contributed as capital investment to JV	$—	$500
ROU asset and operating lease liabilities recognized upon consolidation of JV	$—	$334